Exhibit 3.144

Authorisation Code : 985260281722 www.verify.gov.ky 13 June 2017 CC-323711 Certificate Of Incorporation Assistant Registrar of Companies of the Cayman Islands Ensco Transnational III Ltd. an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 8th day of June Two Thousand Seventeen Given under my hand and Seal at George Town in the Island of Grand Cayman this 8th day of June Two Thousand Seventeen Assistant Registrar of Companies, DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by Cayman Islands. I, D. EVADNE EBANKS